EXHIBIT 99







                     TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

                    FINANCIAL STATEMENTS FOR THE YEARS ENDED
                     DECEMBER 31, 1996 AND DECEMBER 31, 1995

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES


                                                                            Page
                                                                            ----

  Report of Independent Accountants                                            2

  Financial Statements:

    Statements of net assets available for benefits
     at December 31, 1996 and 1995                                             3

    Statements of changes in net assets available for benefits
     for the years ended December 31, 1996 and 1995                            4

    Notes to financial statements                                           5-14

  Supplemental Schedules:

    Schedule I:  Item 27a-Schedule of assets held for investment purposes     15

    Schedule II: Item 27d-Schedule of reportable transactions                 16


All other schedules of additional financial information required by
Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------




To the Participants and Administrator
of the Tribune Company Savings Incentive Plan


In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Tribune Company Savings Incentive Plan (the "Plan") at December 31, 1996 and 1995, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information included in Supplemental Schedules I and II is presented for purposes of additional analysis and is not a required part of the basic financial statements but is additional information required by ERISA. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.




/s/ Price Waterhouse LLP
------------------------
PRICE WATERHOUSE LLP

Chicago, Illinois
June 20, 1997

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS


                                                                                                    December 31,
                                                                                      ------------------------------------
                                                                                          1996                     1995
                                                                                      ------------             -----------
Assets:
      Investments, at fair value:
        Vanguard Institutional Money Market Portfolio,
          at cost which approximates fair value (par $1)                              $ 55,890,958            $          -
        Vanguard Prime Portfolio - Short Term Investment
          Fund Account, at cost which approximates fair
          value (par $1)                                                                    72,163                       -
        The Northern Trust Company Collective Short
          Term Investment Fund, at cost which
          approximates fair value (par $1)                                                       -              60,388,552
        Vanguard Institutional Index Fund; 1,662,390 units and 1,506,684 units, respectively (cost-$97,826,526 and $86,649,412, respectively;
          net asset value per unit-$68.86 and $57.93, respectively)                    114,472,151              87,282,220
        Tribune Company Common Stock Fund; 6,592,504 units and 1,956,686 shares, respectively (cost-$30,122,173 and $20,713,295, respectively;
          unit price-$11.98 and share price-$30.56, respectively)                       78,978,194              59,801,216
        Vanguard/Wellington Fund; 1,986,811 units and 1,856,227 units, respectively (cost-$42,549,108 and $37,079,824, respectively;
          net asset value per unit-$26.15 and $24.43, respectively)                     51,955,106              45,347,622
        Vanguard International Growth Portfolio; 584,912 units and
          380,895 units, respectively (cost-$8,493,257 and $4,985,054, respectively;
          net asset value per unit-$16.46 and $15.02, respectively)                      9,627,656               5,721,037
        Vanguard Bond Index Fund - Total Bond Market Portfolio; 402,157 units and 269,690 units, respectively (cost-$3,904,337 and $2,603,452,
          respectively; net asset value per unit-$9.84 and $10.14, respectively)         3,957,230               2,734,653
        Participant loans                                                                   74,043                  65,215

      Receivables:
        Contributions from participants                                                    214,988               1,139,826
        Contributions from Tribune Company                                                  32,313                 187,421
        Interest and dividends                                                                   -                 291,568
                                                                                      ------------            ------------

      Net assets available for benefits                                               $315,274,802            $262,959,330
                                                                                      ============            ============

See notes to financial statements.

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS



                                                                                             Year Ended December 31,
                                                                                      ------------------------------------
                                                                                          1996                    1995
                                                                                      ------------            ------------
Net investment income:
      Interest and dividends                                                          $  8,633,639            $  8,540,042
      Net realized gain on sale of investments                                           6,984,279              22,814,591
      Change in unrealized appreciation of investments                                  34,718,674              15,891,380
                                                                                      ------------            ------------

      Net investment income                                                             50,336,592              47,246,013

Contributions from participants                                                         15,494,742              12,814,577

Contributions from Tribune Company                                                       2,249,763               2,045,706

Transfer of assets from other benefit plans                                              5,584,817                       -

Distributions to participants or their beneficiaries                                   (21,075,363)            (24,441,389)

Administrative fees                                                                       (275,079)               (109,412)
                                                                                      ------------            ------------

      Increase in net assets available for benefits                                     52,315,472              37,555,495

Net assets available for benefits:
      Beginning of year                                                                262,959,330             225,403,835
                                                                                      ------------            ------------
      End of year                                                                     $315,274,802            $262,959,330
                                                                                      ============            ============


See notes to financial statements.

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - PLAN DESCRIPTION
-------------------------

The Tribune Company Savings Incentive Plan (the "Plan") was established effective April 1, 1985 by Tribune Company (the "Company"). The Plan is a defined contribution plan covering eligible salaried and hourly employees of the Company and participating subsidiaries. The Company and participating subsidiaries are defined collectively as "Contributing Employers". Separate benefit accounts are maintained for each participant.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company believes that the Plan will continue without interruption, but reserves the right to terminate the Plan at any time. In the event of Plan termination, distributions will be made in accordance with the provisions of ERISA.

The Plan was amended and restated effective January 1, 1992 (the "Restatement Effective Date") to make legally required and other Plan changes. In November 1996, the Plan was amended to permit loans of limited amounts to participants subject to specific loan terms effective January 1, 1997.

In March 1996, the Company acquired Educational Publishing Corporation, the parent company of Ideal School Supply Corporation. On July 2, 1996, the employee accounts under the Ideal School Supply Corporation Employees' Savings and Incentive Plan were merged into the Plan. The Company acquired television stations WLVI in April 1994, KHTV in January 1996 and KSWB in April 1996. The assets of the 401(k) plans for these companies were held in the Tribune Company Defined Contribution Trust until December 31, 1996 when they were merged into the Plan. The aggregate value of the assets transferred, including participant loans, was $5,584,817.

Employees of Contributing Employers are generally eligible to participate if they are 21 years of age and have completed one year of service (generally defined as 1,000 hours of service in one year), except for employees covered by collective bargaining agreements which do not provide for their participation in the Plan.

Contributions
-------------

Participants employed by Contributing Employers may elect to make before-tax ("salary reduction") contributions of 1% to 15% of their compensation (as defined in the Plan) subject to Plan and Internal Revenue Service limits.

The Contributing Employers make a contribution to the Plan in an amount equal to 25% of the portion of the salary reduction contribution made by each participant not to exceed 4% of the participant's compensation for that period.

Participant contribution rollovers are held in the Vanguard Prime Portfolio - Short Term Investment Fund Account until the rollover allocation is effected.

Investments
-----------

At December 31, 1996, the Plan's investment assets were held by Vanguard Fiduciary Trust Company ("Vanguard"), the Plan's trustee ("Trustee"). At December 31, 1995, the Plan's investment assets were held by The Northern Trust Company ("The Northern Trust"). Effective January 1, 1996, the Plan changed trustees from The Northern Trust to Vanguard. Separate investment funds are maintained under the Plan.

The Funds available to participants include:

     (a) A Cash Fund, which the Trustee invests in short-term cash equivalents or similar type investments. The Cash Fund was invested in The Northern Trust Company Collective Short Term Investment Fund until January 1, 1996. On January 1, 1996, the assets invested in The Northern Trust Company Collective Short Term Investment Fund were transferred to the Vanguard Institutional Money Market Portfolio, a publicly traded mutual fund;
     (b) A Diversified Stock Fund, which was invested in The Northern Trust Company Collective Stock Index Fund until December 21, 1995. At that time, the assets invested in the Northern Trust Company Collective Stock Index Fund were transferred to the Vanguard Institutional Index Fund, a publicly traded fund. Both funds invest in common stocks in a broadly diversified stock portfolio, the performance of which is designed to match the investment performance of the Standard & Poor's 500 Composite Stock Price Index. The Vanguard Institutional Index Fund also invests in Standard & Poor's Index futures to a limited extent;
     (c) A Tribune Company Common Stock Fund, which the Trustee invests in shares of the common stock of Tribune Company. The fund is a unitized fund (beginning May 16, 1996) and is available exclusively to Plan participants. The share price of Tribune Company common stock at December 31, 1996 was $39.44;
     (d) A Balanced Fund, which the Trustee invests in the Vanguard/Wellington Fund, a publicly traded mutual fund. The fund invests in common stocks of large, established companies and high quality bonds and money market securities;
     (e) An International Fund, which the Trustee invests in the Vanguard International Growth Portfolio, a publicly traded mutual fund.
           The fund invests in common stocks of non-U.S. based companies that exhibit above-average growth potential;
     (f) A Bond Fund, which the Trustee invests in the Vanguard Bond Index Fund-Total Bond Market Portfolio, a publicly traded bond fund. This fund invests in a diversified portfolio of U.S. Government and corporate bonds and mortgage-backed securities.

Effective January 1, 1997, the Plan added the Vanguard Explorer Fund, a publicly traded mutual fund. The fund invests primarily in equity securities of small companies that exhibit favorable prospects for above-average growth potential.

Participants may elect to have all or a percentage (in 10% increments) of their contributions and their share of Contributing Employers' contributions invested in or transferred among one or more of the investment funds. Prior to January 1, 1996, participants could not elect that more than 50% of their contributions or 50% of their share of the Contributing Employers' matching contributions be invested in the Tribune Company Common Stock Fund. Effective January 1, 1996, participants may elect that 100% of their contributions and 100% of their share of the Contributing Employers' matching contributions be invested in the Tribune Company Common Stock Fund. The Trustee's purchases of Tribune Company Common Stock are made in the open market. Prior to May 16, 1996, participants could change their investment options quarterly. Effective May 16, 1996, participants may change their investment options effective with the next pay period. Participants may make fund transfers on a daily basis.

Vesting
-------

Participants are, at all times, 100% vested in their salary reduction and matching contribution accounts.

Distributions
-------------

Distributions of account balances are generally made to participants in a lump sum payment. Participants whose employment terminates due to retirement, disability or death may elect to receive their vested account balances in substantially equal installments over a fixed period, in lieu of a lump sum distribution. Distributions are made in cash, except that participants may elect to receive the portion invested in the Tribune Company Common Stock Fund in whole shares of Tribune Company common stock.

Withdrawals
-----------

Prior to May 16, 1996, participants who were totally and permanently disabled could elect to withdraw their account balances through written notice to the Tribune Company Employee Benefits Committee as of any quarterly valuation date. Effective May 16, 1996, these participants may elect to withdraw their account balances at any time. Also, participants who have attained age 59 1/2 may elect to withdraw their balances by written notice to the Tribune Company Employee Benefits Committee, but upon doing so will cease to be eligible to make salary reduction contributions for one year.

Participants may make withdrawals of any part or all of the balance in their salary reduction contribution accounts, prior to termination, in order for the participant to meet an immediate and significant financial need as determined by the Tribune Company Employee Benefits Committee in conjunction with the types of hardships for which a withdrawal would be permitted by Internal Revenue Service regulations. Only one hardship withdrawal may be made by a participant during any plan year. Participants who make hardship withdrawals will cease to be eligible to make salary reduction contributions for one year.

Participant loans
-----------------

Prior to January 1, 1989, the Plan permitted loans of limited amounts to participants subject to specific loan terms. As of January 1, 1989 and until December 31, 1996, no new loans to participants were approved, but repayment of prior loans continued. Effective January 1, 1997, the Plan permits loans of limited amounts to participants subject to specific loan terms. Participant loan activity is disclosed within the Cash Fund balances in Notes 4 and 5.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------

Basis of accounting
-------------------

The financial statements of the Plan are presented on the accrual basis of accounting. Certain prior year amounts have been reclassified to conform with the 1996 presentation.

Valuation of investments
------------------------

Investments are stated at fair value. The fair value of the units of The Northern Trust Company Collective Short Term Investment Fund is based on quoted market and redemption values as determined by The Northern Trust on the last business day of the Plan year. The fair value of the rest of the funds are based on quoted market values on the last business day of the Plan year.

Gains and losses are reported under the current value method which calculates realized gains and losses on investments sold as sales proceeds less the current value as of the beginning of the year (or acquisition cost if acquired during the year). Unrealized gains and losses are calculated as the current value of investments held at the end of the year less their current value as of the beginning of the year (or acquisition cost if acquired during the year).

Distributions
-------------

Distributions are recorded when paid. Benefit claims that have been processed and approved for payment prior to December 31 but not yet distributed as of that date are shown as a liability on the Form 5500. Distributions payable to participants at December 31, 1996 and December 31, 1995 were $1,789,315 and $8,444,810, respectively.

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                                  December 31,
                                                        -------------------------------
                                                            1996               1995
                                                        ------------       ------------
Net assets available for benefits per the
  financial statements                                  $315,274,802       $262,959,330
Amounts allocated to withdrawing participants             (1,789,315)        (8,444,810)
                                                        ------------       ------------
Net assets available for benefits per the Form 5500     $313,485,487       $254,514,520
                                                        ============       ============

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:
                                                                  Year ended
                                                               December 31, 1996
                                                               -----------------

Benefits paid to participants per the financial statements        $21,075,363
Add:   Amounts allocated to withdrawing participants
       at December 31, 1996                                         1,789,315
Less:  Amounts allocated to withdrawing participants
       at December 31, 1995                                        (8,444,810)
                                                                  -----------
Benefits paid to participants per the Form 5500                   $14,419,868
                                                                  ===========

Expenses of the plan
--------------------

The Company generally pays the costs of administering the Plan and Trust, except that certain expenses described in the Trust Agreement are paid out of Plan assets and are charged to the appropriate investment fund. Beginning in 1996, recordkeeping fees previously paid by the Company were paid out of Plan assets.

NOTE 3 - INCOME TAX STATUS
--------------------------

The Internal Revenue Service has determined and informed the Company by a letter dated June 14, 1996, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Company's tax counsel with respect to Plan matters believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, income taxes have not been provided for in the Plan's financial statements.

Installment distributions
-------------------------

If participants elect to receive their accounts in substantially equal annual installments (as a result of termination due to retirement, disability or death), the distributions will be subject to tax at ordinary income rates, except as to any portion attributable to participants' after-tax contributions.

Withdrawals during service period
---------------------------------

Participants' withdrawals from their Plan accounts while employed are taxed at ordinary income rates on the excess of the value of the assets received over their after-tax contributions, if any, not recovered by previous withdrawals or distributions. In addition, the taxable portion of the withdrawal may be subject to an additional 10% excise tax if the withdrawal is made before the participant attains age 59 1/2.

Rollovers
---------

Participants can avoid current taxation on the taxable portion of a lump sum distribution to the extent such amounts are rolled over into an IRA or other qualified plan. Any distribution received directly by an employee will be subject to withholding tax. The withholding tax may be avoided by having the distribution made directly into an IRA or other qualified plan. If any portion of a lump sum distribution is rolled over, the remaining portion is not eligible for the long-term capital gain and special ten-year or five-year averaging treatment. Amounts distributed from an IRA are subject to tax at ordinary income tax rates when distributed by the IRA.

NOTE 4 - ALLOCATION OF NET ASSETS AVAILABLE FOR BENEFITS BY FUND
----------------------------------------------------------------

December 31, 1996



                                                                                      Tribune
                                                                                      Company
                                                                      Diversified     Common
                                                            Cash         Stock         Stock      Balanced   International   Bond
                                              Total         Fund         Fund          Fund         Fund         Fund        Fund
                                          -------------  -----------  ------------  -----------  ----------- ------------- ---------
Assets:
 Investments, at fair value:
  Vanguard Institutional Money
     Market Portfolio                      $ 55,890,958  $55,890,958  $          -  $         -  $         -  $        -  $        -
  Vanguard Prime Portfolio - Short
     Term Investment Fund Account                72,163       72,163             -            -            -           -           -
  Vanguard Institutional Index Fund         114,472,151            -   114,472,151            -            -           -           -
  Tribune Company Common Stock Fund          78,978,194            -             -   78,978,194            -           -           -
  Vanguard/Wellington Fund                   51,955,106            -             -            -   51,955,106           -           -
  Vanguard International Growth Portfolio     9,627,656            -             -            -            -   9,627,656           -
  Vanguard Bond Index Fund -
     Total Bond Market Portfolio              3,957,230            -             -            -            -           -   3,957,230
  Participant loans                              74,043       74,043             -            -            -           -           -

 Receivables:
  Contributions from participants               214,988       22,520        92,121       34,123       47,506      15,032       3,686
  Contributions from Tribune Company             32,313        3,730        13,604        5,382        6,941       2,140         516
                                           ------------  -----------  ------------  -----------  -----------  ----------  ----------

Net assets available for benefits          $315,274,802  $56,063,414  $114,577,876  $79,017,699  $52,009,553  $9,644,828  $3,961,432
                                           ============  ===========  ============  ===========  ===========  ==========  ==========

NOTE 4 - ALLOCATION OF NET ASSETS AVAILABLE FOR BENEFITS BY FUND (continued)
----------------------------------------------------------------

December 31, 1995


                                                                                     Tribune
                                                                                     Company
                                                                      Diversified    Common
                                                            Cash         Stock        Stock     Balanced   International     Bond
                                              Total         Fund         Fund         Fund        Fund         Fund          Fund
                                          ------------  -----------  -----------  -----------  -----------  ----------    ----------
Assets:
 Investments, at fair value:
  The Northern Trust Company
   Collective Short Term Investment Fund  $ 60,388,552  $60,307,656  $     8,053  $    15,186  $    19,219  $   19,219    $   19,219
  Vanguard Institutional Index Fund         87,282,220            -   87,282,220            -            -           -             -
  Tribune Company Common Stock Fund         59,801,216            -            -   59,801,216            -           -             -
  Vanguard/Wellington Fund                  45,347,622            -            -            -   45,347,622           -             -
  Vanguard International Growth Portfolio    5,721,037            -            -            -            -   5,721,037             -
  Vanguard Bond Index Fund -
   Total Bond Market Portfolio               2,734,653            -            -            -            -           -     2,734,653
  Participant loans                             65,215       65,215            -            -            -           -             -

 Receivables:
  Contributions from participants            1,139,826      204,357      437,055      167,838      267,420      49,410        13,746
  Contributions from Tribune Company           187,421       35,677       70,790       29,293       42,235       7,302         2,124
  Interest and dividends                       291,568      290,294          480          455          136         104            99
                                          ------------  -----------  -----------  -----------  -----------  ----------    ----------

Net assets available for benefits         $262,959,330  $60,903,199  $87,798,598  $60,013,988  $45,676,632  $5,797,072    $2,769,841
                                          ============  ===========  ===========  ===========  ===========  ==========    ==========


NOTE 5 -  ALLOCATION OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS BY FUND
----------------------------------------------------------------------------

Year Ended December 31, 1996



                                                                                  Tribune
                                                                                  Company
                                                                Diversified        Common
                                                      Cash         Stock           Stock        Balanced  International     Bond
                                        Total         Fund         Fund            Fund           Fund         Fund         Fund
                                    ------------  -----------   ------------    -----------   -----------  -----------   -----------
Net investment income:
 Interest and dividends             $  8,633,639  $ 2,962,813   $  2,184,132    $ 1,131,601   $ 2,049,332  $  106,258    $  199,503
 Net realized gain (loss) on sale
  of investments                       6,984,279            -      2,927,593        992,359     2,677,794     419,674       (33,141)
 Change in unrealized appreciation
  (depreciation) of investments       34,718,674            -     16,092,791     15,263,821     2,848,396     537,762       (24,096)
                                    ------------  -----------   ------------    -----------   -----------  ----------    ----------

 Net investment income                50,336,592    2,962,813     21,204,516     17,387,781     7,575,522   1,063,694       142,266

Contributions from participants       15,494,742    2,037,804      6,351,975      2,450,984     3,505,235     899,073       249,671

Contributions from Tribune Company     2,249,763      320,674        928,291        353,970       496,807     119,377        30,644

Transfer of assets from other
 benefit plans                         5,584,817      623,421      3,750,278              -       811,132     209,522       190,464

Interfund transfers                            -   (3,066,342)       104,682      3,094,519    (2,679,918)  1,823,583       723,476

Distributions to participants
 or their beneficiaries              (21,075,363)  (7,667,601)    (5,461,278)    (4,216,835)   (3,328,751)   (259,193)     (141,705)

Administrative fees                     (275,079)     (50,554)       (99,186)       (66,708)      (47,106)     (8,300)       (3,225)
                                    ------------  -----------   ------------    -----------   -----------  ----------    ----------
 Increase (decrease) in net
  assets available for benefits       52,315,472   (4,839,785)    26,779,278     19,003,711     6,332,921   3,847,756     1,191,591

Net assets available for benefits:
 Beginning of year                   262,959,330   60,903,199     87,798,598     60,013,988    45,676,632   5,797,072     2,769,841
                                    ------------  -----------   ------------    -----------   -----------  ----------    ----------

 End of year                        $315,274,802  $56,063,414   $114,577,876    $79,017,699   $52,009,553  $9,644,828    $3,961,432
                                    ============  ===========   ============    ===========   ===========  ==========    ==========

NOTE 5 -  ALLOCATION OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS BY FUND
----------------------------------------------------------------------------
(continued)

Year Ended December 31, 1995


                                                                                    Tribune
                                                                                    Company
                                                                   Diversified      Common
                                                         Cash          Stock         Stock     Balanced     International     Bond
                                           Total         Fund          Fund          Fund        Fund           Fund          Fund
                                       ------------   -----------  -----------  -----------   -----------   ------------ ----------
Net investment income:
 Interest and dividends                $  8,540,042   $ 3,627,114  $ 1,870,181  $ 1,155,664   $ 1,702,676   $   75,283   $  109,124
 Net realized gain on sale
  of investments                         22,814,591             -   20,779,497      931,509       976,246      127,286           53
 Change in unrealized appreciation
  of investments                         15,891,380             -      584,339    5,936,130     8,503,727      735,982      131,202
                                       ------------   -----------  -----------  -----------   -----------   ----------    ---------

 Net investment income                   47,246,013     3,627,114   23,234,017    8,023,303    11,182,649      938,551      240,379

Contributions from participants          12,814,577     2,465,702    4,652,553    1,932,665     2,981,061      639,644      142,952

Contributions from Tribune Company        2,045,706       423,168      743,626      328,024       451,232       79,771       19,885

Interfund transfers                               -       835,078    1,387,045   (6,819,115)   (2,551,448)   4,567,564    2,580,876

Distributions to participants
 or their beneficiaries                 (24,441,389)   (9,300,353)  (5,843,938)  (5,014,985)   (3,644,654)    (425,833)    (211,626)

Administrative fees                        (109,412)      (15,136)     (65,731)     (19,731)       (3,564)      (2,625)      (2,625)
                                       ------------   -----------  -----------  -----------   -----------   ----------   ----------
 Increase (decrease) in net
  assets available for benefits          37,555,495    (1,964,427)  24,107,572   (1,569,839)    8,415,276    5,797,072    2,769,841

Net assets available for benefits:
 Beginning of year                      225,403,835    62,867,626   63,691,026   61,583,827    37,261,356            -            -
                                       ------------   -----------  -----------  -----------   -----------   ----------   ----------

 End of year                           $262,959,330   $60,903,199  $87,798,598  $60,013,988   $45,676,632   $5,797,072   $2,769,841
                                       ============   ===========  ===========  ===========   ===========   ==========   ==========


                                                                      SCHEDULE I
                                                                      ----------


                     TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

           Item 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                              AT DECEMBER 31, 1996


                                                                         Shares/Units or                         Current
                      Identity of Issue or Borrower                       Interest Rate          Cost             Value
     -------------------------------------------------------------       ---------------     ------------     ------------
 *   Vanguard Institutional Money Market Portfolio                          55,890,958       $ 55,890,958     $ 55,890,958

 *   Vanguard Prime Portfolio - Short Term Investment Fund Account              72,163             72,163           72,163

 *   Vanguard Institutional Index Fund                                       1,662,390         97,826,526      114,472,151

 *   Tribune Company Common Stock Fund                                       6,592,504         30,122,173       78,978,194

 *   Vanguard/Wellington Fund                                                1,986,811         42,549,108       51,955,106

 *   Vanguard International Growth Portfolio                                   584,912          8,493,257        9,627,656

 *   Vanguard Bond Index Fund - Total Bond Market Portfolio                    402,157          3,904,337        3,957,230

 *   Participant loans receivable maturing from October 1997
       to January 2001                                                        8% - 10%             74,043           74,043
                                                                                             ------------     ------------

          Total Assets Held for Investment Purposes                                          $238,932,565     $315,027,501
                                                                                             ============     ============


     *  Party-in-interest

                                                                     SCHEDULE II
                                                                     -----------


                     TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

                 Item 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                               Expenses
                                                                              Incurred in              Current Value
                                                                              Connection                of Asset on        Net
Identity of                                    Purchase     Selling    Lease  with Trans-    Cost of    Transaction     Realized
Party Involved       Description of Assets       Price       Price     Rental   action        Asset         Date       Gain/(Loss)
-------------------- ---------------------    -----------  ----------  ------ -----------  ----------  -------------   -----------
Vanguard Fiduciary   Vanguard Institutional
 Trust Company        Money Market Portfolio  $83,290,361                                 $83,290,361   $83,290,361

Vanguard Fiduciary   Vanguard Institutional
 Trust Company        Money Market Portfolio              $27,399,403                      27,399,403    27,399,403             -

Vanguard Fiduciary   Vanguard Instituitional
 Trust Company        Index Fund               23,771,317                                  23,771,317    23,771,317

Vanguard Fiduciary   Vanguard Instituitional
 Trust Company        Index Fund                           14,038,723                      12,631,858    14,038,723     1,406,865

Vanguard Fiduciary   Tribune Company
 Trust Company        Common Stock             13,229,692                                  13,229,692    13,229,692

Vanguard Fiduciary   Tribune Company
 Trust Company        Common Stock                         10,324,535                       3,836,455    10,324,535     6,488,080

Vanguard Fiduciary   Vanguard/
 Trust Company        Wellington Fund          14,816,248                                  14,816,248    14,816,248

Vanguard Fiduciary   Vanguard/
 Trust Company        Wellington Fund                      11,595,284                       9,346,964    11,595,284     2,248,320

The Northern Trust   Collective Short Term
 Company              Investment Fund                      60,388,552                      60,388,552    60,388,552             -
